EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8  (Nos. 333-39055, 333-43934, 333-51229, 333-58522, 333-122387, and 333-156807) of Pericom Semiconductor Corporation of our reports dated September 25, 2009 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting (which expresses an adverse opinion on the Company’s internal control over financial reporting because of material weaknesses), which appear in this Annual Report on Form 10-K.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

September 25, 2009